Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Registration Statement of BI Acquisition Corp. (formerly Stelco Acquisition Corp.) on Form S-1 of our report dated July 30, 2019, except for Note 8 as to which the date is August 30, 2019, which includes an explanatory paragraph as to BI Acquisition Corp.’s ability to continue as a going concern, with respect to our audit of the financial statements of BI Acquisition Corp. as of July 9, 2019 and for the period from July 8, 2019 (inception) through July 9, 2019, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum LLP

Marcum LLP

New York, NY

September 20, 2019